EXHIBIT 21.01
LIST OF THE COMPANY’S SUBSIDIARIES
CyberGuard Europe Ltd.
CyberGuard Federal Corp.
SnapGear, Inc.
CyberGuard Pty, Ltd.
Webwasher AG
CyberGuard KK